                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    Year Ended January 31,
                                 1997          1998          1999          2000          2001
                              ------------------------------------------------------------------
Earnings, as defined:
  Net income                  $ 8,247,759   $12,341,369   $12,006,020   $15,329,436   $13,435,743
  Income taxes                  4,652,336     7,422,426     7,686,871   $10,001,155     8,090,900
  Fixed charges, as
   defined below                6,852,612    12,390,622    18,689,595   $19,653,509   $20,592,034
                              -----------   -----------   -----------   -----------   -----------
  Total earnings, as defined  $19,752,707   $32,154,417   $38,382,486   $44,984,100   $41,118,677
                              ===========   ===========   ===========   ===========   ===========
Fixed charges, as defined:
  Interest expense            $ 6,852,612   $12,390,622   $18,689,595   $19,653,509   $20,592,034
                              -----------   -----------   -----------   -----------   -----------
  Total fixed charges,
   as defined                 $ 6,852,612   $12,390,622   $18,689,595   $19,653,509   $20,592,034
                              ===========   ===========   ===========   ===========   ===========
Ratio of earnings to
 fixed charges                       2.88          2.60          2.05          2.29          2.00
                              ===========   ===========   ===========   ===========   ===========